UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)

OF THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:

GoldenTree Opportunistic Credit Fund

Address of Principal Business Office (No. & Street, City, State, Zip Code):

300 Park Avenue

21st Floor

New York, NY 10022

Telephone Number (including area code):

(212) 847-3500

Name and address of agent for service:

Peter Alderman

300 Park Avenue

21st Floor

New York, NY 10022

COPIES TO:

William J. Bielefeld, Esq.

Alexander Karampatsos, Esq.

Dechert LLP

1900 K Street, N.W.

Washington, D.C. 20006

(202) 261-3386

CHECK APPROPRIATE BOX:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:  YES ☒ NO

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this Notification of Registration to be duly signed on its behalf in the City of New York, in the State of New York on the 31st day of January, 2025.

GoldenTree Opportunistic Credit Fund

By:	/s/ Peter Alderman
Peter Alderman
Sole Initial Trustee